EXHIBIT 7.04
AMENDMENT NO. 1
TO
STOCKHOLDER AGREEMENT
          AMENDMENT NO. 1, dated as of September 29, 2006 (this “Amendment”), to the STOCKHOLDER AGREEMENT, dated as of February 15, 2006 (the “Original Agreement”), by and among Merrill Lynch & Co., Inc., a Delaware corporation and New BlackRock, Inc., a Delaware corporation (formerly New Boise, Inc.). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Original Agreement.
WITNESSETH:
          WHEREAS, the parties hereto have entered into the Original Agreement; and
          WHEREAS, pursuant to and in accordance with Section 6.5 of the Original Agreement, the parties wish to amend the Original Agreement as set forth in this Amendment;
          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and in the Original Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
ARTICLE I
AMENDMENTS
          Section 1.1 Agreement
     Whenever used in the Original Agreement or this Amendment, the term “Agreement” shall hereinafter refer to the Original Agreement, as amended by this Amendment.
          Section 1.2 Preamble
     The preamble is hereby amended by replacing the words “ dated as of ___, 2006” with the words “dated as of February 15, 2006.”
          Section 1.3 Recital
     The first recital is hereby amended by replacing the words “February ___, 2006” with the words “February 15, 2006.”
          Section 1.4 Prohibitions of Certain Communications and Actions
     Section 2.2(f) is amended to delete the word “not” before the phrase “opposed by the Board”.
          Section 1.5 Purchase of Additional Securities
     Section 2.3 is amended to replace the word “Miami” in clause (ii) thereof with the words “Merrill Lynch”.
          Section 1.6 Restrictions on Transfer
     Section 3.2(a) is amended to add the words “Beneficially Owned” before each reference to New BlackRock Capital Stock.
          Section 1.7 Composition of Board

     Section 4.1(a) is amended to replace the word “Miami” with the words “Merrill Lynch”.
          Section 1.8 Notices
     Section 6.11 is amended to delete the facsimile number for Merrill Lynch and replace it with “212-670-4518”.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
          Section 2.1 Merrill Lynch Representations and Warranties
Merrill Lynch represents and warrants to New BlackRock as follows:
          (a) Organizational and Good Standing of Merrill Lynch. Merrill Lynch is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as currently conducted.
          (b) Authorization; Binding Obligations of Merrill Lynch. Merrill Lynch has full corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution, delivery and performance by Merrill Lynch of this Amendment have been duly and validly authorized and approved by all necessary corporate action on the part of Merrill Lynch. This Amendment has been duly and validly executed and delivered by Merrill Lynch and (assuming due authorization, execution and delivery by New BlackRock) this Amendment constitutes a valid and binding obligation of Merrill Lynch, enforceable against it in accordance with its terms, except as (a) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.
          Section 2.2 New BlackRock Representations and Warranties
New BlackRock hereby represents and warrants to Merrill Lynch as follows:
          (a) Organizational and Good Standing of the New BlackRock. New BlackRock is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. New BlackRock has the requisite corporate power and authority to carry on its business as currently conducted.
          (b) Authorization; Binding Obligations of New BlackRock. New BlackRock has full corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution, delivery and performance by New BlackRock of this Amendment has been duly and validly authorized and approved by all necessary corporate action of New BlackRock. This Amendment has been duly and validly executed and delivered by New BlackRock and (assuming due authorization, execution and delivery by Merrill Lynch) this Amendment constitutes, a valid and binding obligation of New BlackRock enforceable against it in accordance with its terms, except as (a) the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.
ARTICLE III
MISCELLANEOUS
          Section 3.1 Full Force and Effect
Except as expressly amended by this Amendment, the Original Agreement remains unchanged, and the Original Agreement, as amended hereby, is hereby ratified, approved and confirmed in all respects as the agreement between Merrill Lynch and New BlackRock and shall remain in full force and effect.
          Section 3.2 Governing Law

THIS AMENDMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION.
          Section 3.3 Counterparts
This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

          IN WITNESS WHEREOF, each of Merrill Lynch and New BlackRock has caused this Amendment to be duly executed on its behalf by an authorized officer as of the date first above written.

MERRILL LYNCH & CO., INC.

By:	/s/ LAWRENCE A. TOSI

Name: Lawrence A. Tosi Title: Vice President

NEW BLACKROCK, INC.

By:	/s/ DANIEL WALTCHER

Name: Daniel Waltcher Title: Managing Director & Deputy General Counsel